EXHIBIT 99.1

This news release contains forward-looking statements, including those regarding the anticipated outlook for our business, our currently estimated third quarter and full fiscal year 2005 net revenues and earnings results and our long-term outlook for our company, our industry and our customers. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: fluctuations in operating results; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate our acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of customers; the consolidation of our customer base; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2004, any subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS SECOND QUARTER RESULTS
Company Raises 2005 Guidance Following Record First Half

St. Petersburg, FL – March 17, 2005...Jabil Circuit, Inc. (NYSE: JBL), a global electronics manufacturing services provider, today reported results for the second quarter of fiscal 2005, ended February 28, 2005. Net revenue for the second quarter of fiscal 2005 increased 15 percent to $1.7 billion compared to $1.5 billion for the same period of fiscal 2004.

Under accounting principles generally accepted in the United States of America (“GAAP”), operating income for the second quarter of fiscal 2005 increased 15 percent to $57.8 million compared to $50.2 million for the same period of fiscal 2004. On a GAAP basis, net income for the second quarter of fiscal 2005 increased to $46.0 million as compared to $40.0 million for the same period in fiscal 2004. GAAP diluted earnings per share for the second quarter of fiscal 2005 were $0.22 compared to $0.19 for the same period of fiscal 2004.

Jabil’s second quarter of fiscal 2005 core operating income for the second quarter of fiscal 2005 increased 10 percent to $68.1 million or 4.0 percent of net revenue compared to $62.2 million or 4.2 percent of net revenue for the second quarter of fiscal 2004. Core earnings increased 10 percent to $54.9 million, compared to $49.7 million for the second quarter of fiscal 2004. Core earnings per share increased 13 percent to $0.27 per diluted share for the period, compared to $0.24 for the second quarter of fiscal 2004. (Jabil defines core operating income as GAAP operating income before amortization of intangibles, acquisition-related charges and restructuring and impairment charges. Jabil defines core earnings as GAAP net income before amortization of intangibles, acquisition-related charges, restructuring and impairment charges and other income/loss, net of tax. Jabil defines core earnings per share as core earnings divided by the weighted average number of outstanding shares determined under GAAP. Jabil reports core operating income, core earnings and core earnings per share to provide its investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and Jabil’s core earnings and core earnings per share to its GAAP net income and GAAP earnings per share and additional information in the supplemental information below).

( M O R E )

Q2 2005 Earnings Release—Add One
March 17, 2005

Quarterly Highlights

•	Cash flow from operations was approximately $200 million for the second quarter of fiscal 2005.

•	Sales cycle for the second quarter of fiscal 2005 was 23 days.

•	Inventory turns for the second quarter of fiscal 2005 were 9.

•	Capital expenditures for the second quarter of fiscal 2005 were approximately $45 million.

•	Depreciation for the second quarter of fiscal 2005 was approximately $46 million.

•	Cash balances were $780 million at the end of the second quarter of fiscal 2005.

•	Return on Invested Capital (ROIC) was 15 percent for the second quarter of fiscal 2005.

Business Outlook
“We are pleased to post record results for the first half of our fiscal year and expect our growth to accelerate in the second half of fiscal 2005. We now expect fiscal 2005 growth in revenue and earnings per share of approximately 20 percent and 25 percent, respectively. And, we are well positioned to carry this momentum into fiscal 2006,” said Timothy L. Main, President and Chief Executive Officer. “We are grateful for the dedication of our people and welcome our new associates from Varian, Inc.”

On March 11th Jabil concluded its previously announced intention to acquire the electronics manufacturing business of Varian, Inc.

Jabil provided updated guidance for the full fiscal year and its third quarter of fiscal 2005. For the third quarter, Jabil indicated that they currently foresee net revenue in a range of $1.90 to $1.95 billion and core earnings per share in a range of $0.32 to $0.34 per diluted share, depending upon actual levels of production. GAAP earnings per share for the third quarter are currently estimated to be in a range of $0.27 to $0.29 per diluted share. (Expected GAAP earnings per share for the third quarter of fiscal year 2005 are currently estimated to include $0.05 per share for amortization of intangibles.)

Jabil management also increased its previous full fiscal 2005 guidance, indicating expectations of net revenue of approximately $7.5 billion and core earnings per share in a range of $1.27 to $1.29 per diluted share, depending upon actual levels of production. GAAP earnings per share for the full fiscal year are currently estimated to be in a range of $1.09 to $1.11 per diluted share. (Expected GAAP earnings per share for the quarter are currently estimated to include $0.18 per share for amortization of intangibles.)

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Supplemental Information
The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of Jabil’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP, or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

Jabil has incurred charges from its acquisitions that are included in the GAAP financial measures disclosed in this release. Management believes that the nature of these amounts do not impact the performance of its core manufacturing operations. Management believes core financial measures (which exclude the effects of the amortization of intangibles, acquisition-related charges, restructuring and impairment charges and other income) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core operating income, core earnings and core earnings per share to provide its investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes to be its core manufacturing operations. Included in this release is a Consolidated Statement of Earnings as well as a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

Q2 2005 Earnings Release—Add Two
March 17, 2005

Company Conference Call Information
Jabil Circuit will conduct a conference call to announce its second quarter of fiscal 2005 earnings today at 5:00 p.m. EDT, live on the Internet at http://jabil.com. This earnings conference call will be recorded and archived for playback on the web at http://jabil.com.

The news release and information about Jabil’s earnings will also be available in the investor relations’ section of the web site (jabil.com) by approximately 4:00 p.m., EDT. A taped replay of the conference call will also be available March 17, 2005 at approximately 8:00 p.m. EDT through midnight on March 18, 2005. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The passcode is 4726584. An archived webcast of the conference call will be available at http://jabil.com/investors/.

Jabil is an electronic solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 44,000 employees and facilities in 19 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact:
Beth Walters
Vice President, Investor Relations & Communications
Jabil Circuit, Inc.
(727) 803-3349
investor_relations@jabil.com

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	August 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$779,776	$621,322
Accounts receivable, net	795,432	777,357
Inventories	677,087	656,681
Prepaid expenses and other current assets	80,562	70,143
Deferred income taxes	51,971	57,172

Total current assets	2,384,828	2,182,675

Property, plant and equipment, net	803,734	776,353
Goodwill and intangible assets, net	352,940	352,426
Deferred income taxes	23,571	5,923
Other assets	13,664	11,979

Total assets	$3,578,737	$3,329,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of notes payable, long-term debt and long-term lease obligations	$644	$4,412
Accounts payable	1,009,467	937,636
Accrued expenses	195,535	213,418
Income taxes payable	10,699	3,618

Total current liabilities	1,216,345	1,159,084

Notes payable, long-term debt and long-term lease obligations, less current installments	289,888	305,194
Other liabilities	51,785	45,738

Total liabilities	1,558,018	1,510,016

Stockholders’ equity
Common stock	202	201
Additional paid-in capital	1,001,072	976,129
Retained earnings	891,915	789,953
Unearned compensation	(9,524)	—
Accumulated other comprehensive income	137,054	53,057

Total stockholders’ equity	2,020,719	1,819,340

Total liabilities and stockholders’ equity	$3,578,737	$3,329,356

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except for per share data)
(Unaudited)

	Three months ended		Six months ended
	February 28,	February 29,	February 28,	February 29,
	2005	2004	2005	2004

Net revenue	$1,716,006	$1,491,876	$3,549,381	$3,000,870
Cost of revenue	1,575,555	1,360,549	3,254,072	2,736,094

Gross profit	140,451	131,327	295,309	264,776

Operating expenses:
Selling, general and administrative	66,137	65,986	134,226	131,995
Research and development	6,175	3,184	12,094	6,090
Amortization of intangibles	10,365	11,952	20,910	22,111
Acquisition-related charges (1)	—	—	—	1,339

Operating income	57,774	50,205	128,079	103,241

Interest income	(2,928)	(1,815)	(4,793)	(3,471)
Interest expense	5,682	4,776	11,068	9,536

Income before income taxes	55,020	47,244	121,804	97,176

Income tax expense	8,973	7,229	19,842	14,665

Net income	$46,047	$40,015	$101,962	$82,511

Earnings per share:
Basic	$0.23	$0.20	$0.51	$0.41

Diluted	$0.22	$0.19	$0.49	$0.39

Common shares used in the calculation of earnings per share:
Basic	201,930	200,267	201,699	199,946

Diluted	206,459	214,738	206,112	214,413

(1) There were no acquisition-related charges recorded during the six months ended February 28, 2005. During the six months ended February 29, 2004, we recorded acquisition-related charges of $1.3 million ($1.0 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics and NEC Corporation.

JABIL CIRCUIT, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
(In thousands, except for per share data)
(Unaudited)

	Three months ended		Six months ended
	February 28,	February 29,	February 28,	February 29,
	2005	2004	2005	2004

Operating income (GAAP)	$57,774	$50,205	$128,079	$103,241
Amortization of intangibles	10,365	11,952	20,910	22,111
Acquisition-related charges	—	—	—	1,339

Core operating income (Non-GAAP)	$68,139	$62,157	$148,989	$126,691

Net income (GAAP)	$46,047	$40,015	$101,962	$82,511
Amortization of intangibles, net of tax	8,876	9,709	17,916	17,827
Acquisition-related charges, net of tax	—	—	—	987

Core earnings (Non-GAAP)	$54,923	$49,724	$119,878	$101,325

Earnings per share: (GAAP)
Net income	$46,047	$40,015	$101,962	$82,511
Interest expense on convertible debt, net of tax (1)	—	942	—	1,884

Adjusted net income	$46,047	$40,957	$101,962	$84,395

Basic	$0.23	$0.20	$0.51	$0.41

Diluted	$0.22	$0.19	$0.49	$0.39

Core earnings per share: (Non-GAAP)
Core earnings	$54,923	$49,724	$119,878	$101,325
Interest expense on convertible debt, net of tax (1)	—	942	—	1,884

Adjusted core earnings	$54,923	$50,666	$119,878	$103,209

Basic	$0.27	$0.25	$0.59	$0.51

Diluted	$0.27	$0.24	$0.58	$0.48

Common shares used in the calculations of earnings per share:
Basic	201,930	200,267	201,699	199,946

Diluted (2)	206,459	214,738	206,112	214,413

(1) The computation of earnings per diluted share and core earnings per diluted share for the three and six months ended February 29, 2004 includes the elimination of $0.9 million and $1.9 million, respectively, in interest expense, net of tax. This interest expense is related to the then outstanding convertible subordinated notes, which would have been extinguished had the conversion occurred, as the effect of the conversion would have been dilutive. The notes were redeemed for cash in the third quarter of fiscal year 2004.

(2) Diluted common shares for the three and six months ended February 29, 2004 include 8,406,960 shares of common stock issuable upon the conversion of the then outstanding convertible subordinated notes as the effect of the conversion would have been dilutive. The notes were redeemed for cash in the third quarter of fiscal year 2004.